Exhibit 10.2

List of Holders

Noteholder	Principal Amount	Date of Note
Jonathan Guss	$7,668.49	May 13, 2020
Stephanie Guss	$2,982.30	May 13, 2020
Metropolitan Capital Partners V LLC	$122,468.59	May 26, 2020
Jeffrey Schwarz Children’s Trust	$30,379.64	May 26, 2020
Key Family Holding Investimentos e Consultoria de Gestão Lda.	$12,151.84	May 26, 2020
Jonathan Guss	$4,557.03	May 26, 2020
Stephanie Guss	$1,772.24	May 26, 2020